EXHIBIT 10.8

                  SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
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          Amendment to Limit Options Granted to a Single Participant


The subsection of Section VII headed "Maximum Annual Amount Per Employee" is hereby amended to read in its entirety as follows:

          The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this and any other plans of the Company or any Subsidiary) shall not exceed $100,000. In no event will any Participant be granted under the Plan in any calendar year Options to purchase more than 250,000 Shares, subject to adjustment as provided in Section VIII hereof.